IMAGIS Technologies Inc. 1300-1075 West Georgia Street Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

ABBEY GROUP CONSULTANTS PURCHASE IMAGIS PHOTO CAPTURE SYSTEM
FOR THE ORANGE COUNTY PROBATION DEPARTMENT

Vancouver, Canada, January 10, 2002: Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) and Abbey Group Consultants Inc. ("AGC"), a leader in public safety and criminal justice consulting and technologies, announced today that AGC has purchased Imagis photo capture and tracking system, a customized version of Imagis' Computerized Arrest and Booking System (CABS), which will serve the Orange County Probation Department in California. Abbey Group Consultants will be the prime and integrator on the project. The County's Probation Officers will use the system for tracking individuals in their respective caseloads.

"AGC selected Imagis as a strategic development partner because of its expertise and performance in providing law enforcement solutions," said AGC's President John D. Abbey. "As public safety consultants, as well as software developers, we believe that Imagis is emerging as a leader in the law enforcement community. Imagis may not be the largest of the so-called facial recognition companies, but we believe Imagis possesses a real, verifiable, law enforcement record, with applications in wide use in Canadian and US law enforcement agencies. We need more than a marketing organization, we need rock-solid applications with skilled development professionals maintaining state-of-the-art development and deployment, and Imagis meets these needs," Abbey said.

AGC is working closely with Imagis R&D group to develop other applications for law enforcement and security, utilizing its ID-2000 biometric facial recognition technology. AGC has introduced a regional law enforcement system that provides a multi-agency facial recognition repository, as well as inter-agency software communications, regional community policing and mapping. AGC's Jail - Corrections Management System (JCMS) is the first system of its type to have facial recognition as an embedded component. In response to recent market demands, AGC has developed a comprehensive approach to airport and critical facility profiling and traveler/visitor tracking. Imagis ID-2000 facial recognition software is the critical component for both of these systems.

About Abbey
 Since 1989, Abbey Group Consultants Inc. (AGC), based in Incline Village, Nevada, has provided consulting, software and systems to law enforcement agencies in the United States, Canada and Australia. AGC clients include Andersen Consulting (now Accenture), Arthur Andersen, MiamiDade Police and Fire, Houston Police and Fire, Chicago Police and Fire, and over 100 other public safety agencies. The AGC team is staffed with retired law enforcement senior professionals and veteran technologists. In the mid-1980's, the same team members were responsible for the first inter-active computers in police cars, the first digital mugshot system in the United States, and many other pioneering law enforcement technologies. AGC has offices in Incline Village, Nevada, Ocala, Florida, Nevada City, Northern California, and Los Angeles. AGC is on the Web at http://www.abbeygroup.com.

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News Release January 10, 2002 Page 2	IMAGIS Technologies Inc. 1300-1075 West Georgia Street Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

About IMAGIS
 Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including two airports where its biometric facial recognition technology is fully operational, Toronto's Pearson International Airport, the world's 16th busiest airport and Oakland International Airport, which serves more than 10 million travelers per year. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

On behalf of the Board

"Rory Godinho"

Corporate Secretary & Director

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Imagis Technologies Inc.
IR/Media Contact: Sandra Buschau
VP Investor Relations
Tel: (604) 684-2449
e-mail:sandy@imagistechnologies.com
http://www.imagistechnologies.com

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